NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. https://ford.to/tweets https://ford.to/facebook https://ford.to/linkedin Ford EV Customers To Gain Access to 12,000 Tesla Superchargers; Company to add North American Charging Standard Port in Future EVs · Starting early next year, Ford EV customers will have access to more than 12,000 Tesla Superchargers across the U.S. and Canada, in addition to the over 10,000 DC fast-chargers that are already part of the BlueOval Charge Network. This will give Ford EV customers unprecedented access to fast-charging · Mustang Mach-E, F-150 Lightning and E-Transit customers will be able to access the Superchargers via an adapter and software integration along with activation and payment via FordPass or Ford Pro Intelligence · In 2025, Ford will offer next-generation electric vehicles with the North American Charging Standard (NACS) connector built-in, eliminating the need for an adapter to access Tesla Superchargers · The reliable Tesla Supercharger network has already established charging corridors across the U.S. and Canada DEARBORN, Mich., May 25, 2023 – Ford Motor Company said today it reached an agreement with Tesla Motors that will provide Ford electric vehicle customers access to more than 12,000 Tesla Superchargers across the U.S. and Canada, doubling the number of fast-chargers available to Ford EV customers starting Spring 2024. “This is great news for our customers who will have unprecedented access to the largest network of fast-chargers in the U.S. and Canada with 12,000+ Tesla Superchargers plus 10,000+ fast-chargers already in the BlueOval Charge Network,” said Jim Farley, Ford president and CEO. “Widespread access to fast-charging is absolutely vital to our growth as an EV brand, and this breakthrough agreement comes as we are ramping up production of our popular Mustang Mach-E and F-150 Lightning, and preparing to launch a series of next-generation EVs starting in 2025.” Added Rebecca Tinucci, Tesla’s senior director of charging infrastructure: “We’ve spent the last 10 years building an industry-leading Charging Network that enables freedom to travel and provides charging confidence for our Tesla owners. We’re excited to deliver on our mission to accelerate the world’s transition to sustainable energy by welcoming Ford owners, and other electric vehicles who adopt NACS, to our thousands of Superchargers across North America.” A Tesla-developed adapter will provide Ford F-150 Lightning, Mustang Mach-E and E-Transit vehicles fitted with the Combined Charging System (CCS) port access to Tesla’s V3 Superchargers. Ford will equip future EVs with the NACS charge port, removing the need for an adapter for direct access to Tesla Superchargers, starting in 2025.

"Tesla has led the industry in creating a large, reliable and efficient charging system and we are pleased to be able to join forces in a way that benefits customers and overall EV adoption," said Marin Gjaja, chief customer officer, Ford Model e. "The Tesla Supercharger network has excellent reliability and the NACS plug is smaller and lighter. Overall, this provides a superior experience for customers."

The BlueOval Charge Network is already North America's largest public charging network with over 84,000 chargers including access to over 10,000 public DC fast-chargers. Adding more than 12,000 Tesla Superchargers creates the single largest integrated fast-charge network across the U.S. and Canada, designed to significantly reduce charge anxiety for Ford customers, with automatic routing to the nearest charger and seamless billing via FordPass.

Additionally, Ford dealers are adding roughly 1,800 public-facing fast-chargers and locations to the BlueOval Charge Network by early 2024.

###

About Ford Motor Company
Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company does that through three customer-centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough EVs along with embedded software that defines exceptional digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, Ford is pursuing mobility solutions through Ford Next, and provides financial services through Ford Motor Credit Company. Ford employs about 174,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com.

Contacts:	Lori Arpin	Marty Gunsberg
	313.949.6390	313.316.5319
	larpin1@ford.com	mgunsber@ford.com

2

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.